Exhibit 10.1


                                Letter of Intent

         This letter of intent, dated as of October 13, 2003, expresses the intention of Aurora Foods Inc. ("Aurora"), the Informal Bondholder Committee of Aurora (the "Committee"), J.P. Morgan Partners LLC ("JPMP"), J.W. Childs Equity Partners III, L.P. ("Childs" and, together with JPMP, the "New Equity Investors") and C. Dean Metropoulos and Co. ("CDM") to negotiate in good faith with a view toward entering into a definitive amended and restated stock purchase agreement among the New Equity Investors, CDM and Aurora (the "Amended SPA"), in accordance with the principal terms set forth below, by October 31, 2003.

         1. Overview. Following the acquisition of Pinnacle Foods, Inc. ("Pinnacle") by the New Equity Investors and CDM, and the reorganization of Aurora described below, Pinnacle would combine with Aurora based on an assumed $310 million equity value for reorganized Aurora and $190 million equity value for Pinnacle, subject to adjustment as set forth below. It is understood that the movement from $185 million to $190 million in the Pinnacle equity value resulted from an additional equity investment of $5 million by the New Equity Investors. The combination would take place pursuant to a prearranged plan of reorganization of Aurora under Chapter 11 of the U.S. Bankruptcy Code (the "Plan") to be filed as soon as practicable after the date hereof and execution and delivery of the Amended SPA.

         2. Aurora Restructuring. Pursuant to the Plan:

         o The holders of the 9 7/8% Senior Subordinated Notes due 2007, the 9 7/8% Series C Senior Subordinated Notes due 2007 and the 8 3/4% Senior Subordinated Notes due 2008 (collectively, the "Senior Subordinated Notes") will receive, in exchange for all of their Senior Subordinated Notes and claims, 69.1% of the common stock of Aurora on a fully diluted basis, having an equity value of $225 million. The assumed equity value and percentage of Aurora common stock allocable to the holders of the Senior Subordinated Notes are subject to adjustment as described below under "Adjustment of Aurora Equity Value", "Cash-Out Option" and "Subscription Option".

         o The New Equity Investors will contribute $83.75 million to Aurora in cash in exchange for 25.7% of the common stock of Aurora on a fully diluted basis (the "New Equity Investment"). CDM will be deemed to contribute $1.0 million to Aurora and will contribute $0.25 million in cash or other value in exchange for 5.2% of the fully diluted Aurora common stock. The percentage of Aurora common stock allocable to the New Equity Investors and CDM is subject to adjustment as described below under "Adjustment of Aurora Equity Value", "Cash-Out Option" and "Subscription Option".

         o All cash of Aurora above $25 million (other than cash raised in the Subscription Option) will be used be reduce Aurora's indebtedness under the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, as amended (the "Secured Facility").

         o Aurora's obligations under the Secured Facility, the 12% Senior Unsecured Notes of Aurora (less original issue discount from the par value of such notes of $1.9 million, which will be foregone) and any debtor-in-possession financing of Aurora will be paid off in cash at par plus accrued interest (but excluding (x) the amount of any default interest payable to the lenders under the Secured Facility other than the Paid Default Interest (as defined below) and (y) any fees that may otherwise be payable other than $15 million payable to lenders under the Secured Facility (such $15 million in fees the "Bank Fees")) through high-yield and bank financings (the "Financing") on market terms reasonably satisfactory to the New Equity Investors and the Committee and the proceeds of the Subscription Option described in paragraph 6. Any capital leases of Aurora will either be refinanced as a part of the Financing or will be left unaffected by the Chapter 11 case. The funding of any Paid Default Interest incurred after October 31, 2003 will be as agreed by the parties.

         o  Aurora's existing A/R securitization facility will be terminated.

         o All currently outstanding shares of common stock and preferred stock of Aurora will be cancelled and their holders will not be entitled to receive any distribution with respect to such shares.

         3. Certain Fees and Expenses. Upon consummation of the New Equity Investment, the New Equity Investors and CDM will be entitled to receive from Aurora a transaction fee and the deemed equity credit described above in the aggregate amount of $3.0 million. Unreimbursed transaction expenses of the New Equity Investors, the Committee and CDM will be reimbursed at closing.

         4. Adjustment of Aurora Equity Value. The $310 million assumed equity value of Aurora, and the percentage of Aurora common stock allocable to the holders of the Senior Subordinated Notes and the New Equity Investors, will be subject to a pre-closing adjustment with a post-closing "true-up" as follows:

         o If Net Debt (as defined below) minus Working Capital (as defined below) is greater than $609.9 million or less than $595.9 million, there would be a dollar-for-dollar reduction or increase, as the case may be, in the assumed equity value of Aurora.

         o "Net Debt" means the amount of Net Debt (as defined in the Stock Purchase Agreement, dated as of July 11, 2003, by and between Aurora and Childs (the "Original SPA")) immediately prior to confirmation of the Plan (prior to the New Equity Investment and prior to payment of certain transaction fees). All transaction fees and expenses will be paid as incurred by Aurora, with the exception of the following, which are intended to be paid at closing to the extent provided for in the order of the bankruptcy court (the "Order"): (i) fees payable in connection with the Financing; (ii) the Miller Buckfire transaction fee; (iii) the Houlihan Lokey transaction fee; and (iv) the transaction fees and expenses of the New Equity Investors, the Committee and CDM. Except as provided in the fourth bullet of this Section 4, all other expenses will increase Net Debt or reduce Working Capital.

         o "Working Capital" means the amount of Working Capital (as defined in the Original SPA) of Aurora immediately prior to confirmation of the Plan (prior to the New Equity Investment and prior to payment of any transaction fees as set forth in the preceding subparagraph).

         o In calculating Net Debt and Working Capital, the following amounts shall be excluded: (i) any amounts paid or payable to Merrill Lynch & Co. pursuant to its engagement letter with Aurora, (ii) any retention, stay-bonus or similar payments paid or payable to officers, consultants or employees of Aurora approved by the New Equity Investors, (iii) items (b), (c), (d) and (g) in the definition of "Maximum Debt Adjustment" in the Original SPA and
            (iv) the Bank Fees, the default interest paid or payable in accordance with the terms of the Amendment and Forbearance, dated as of October 9, 2003, to the Secured Facility (the "Paid Default Interest") and the proceeds of the Subscription Option described in paragraph 6. The calculation assumes that J.P. Morgan Securities Inc. has waived any amounts payable to it pursuant to its engagement letter with Aurora.

         o In the event of an adjustment to the assumed equity value of Aurora, (a) the New Equity Investors and CDM would receive a percentage of Aurora's common stock equal to $85 million divided by the adjusted equity value of Aurora and (b) the holders of the Senior Subordinated Notes would receive the remainder of the common stock; provided that the amounts of common stock to be received by the New Equity Investors, CDM and the holders of the Senior Subordinated Notes shall be subject to dilution of up to
            (i) 10% of the equity of the combined companies to be reserved for performance based (for example, based on IRR return to investors) management equity incentives and (ii) 6% for an employee option pool ("Management Equity Arrangements").

         5. Cash-Out Option. Holders of Senior Subordinated Notes will be given the option of receiving cash in lieu of Aurora common stock. Each holder of Senior Subordinated Notes shall have the right to subscribe for a percentage of the shares of Aurora common stock as to which the cash option has been elected ("Unallocated Shares") equal to such holder's assumed percentage ownership of the Aurora common stock if all holders of Senior Subordinated Notes elected to receive 100% Aurora common stock. Any unsubscribed shares resulting from the cash-out option shall be available to holders of Senior Subordinated Notes but such further subscription right shall be made only to those holding notes on the date of the vote to approve the Plan (the "Plan Voting Date") and shall be capped at the proportions of their ownership of Senior Subordinated Notes as of the Plan Voting Date. Committee members may not elect to subscribe for common stock that is greater in the aggregate than such Committee member's assumed equity percentage of Aurora common stock calculated as of the Plan Voting Date. The New Equity Investors shall subscribe for all Unallocated Shares not subscribed for by the holders of the Senior Subordinated Notes. The cash price paid for each Unallocated Share subscribed for will be equal to the per-share equity value allocated to the Aurora common stock (the "Per Share Value") to be received by the holders of the Senior Subordinated Notes.

         6. Subscription Option. In order to maintain the assumed equity value allocable to the holders of Senior Subordinated Notes of $225 million, each holder of Senior Subordinated Notes (including members of the Committee) shall have the right to subscribe for such holder's pro rata portion, based on such holder's percentage ownership of the Senior Subordinated Notes as of the Plan Voting Date, of that number of shares of Aurora common stock (the "Subscription Option Shares") valued, in the aggregate, at $12.1 million plus the amount of the Paid Default Interest incurred through October 31, 2003, or as agreed upon, minus the amount by which Aurora's currently anticipated transaction fees or expenses are reduced by their terms, by agreement or pursuant to the Order. The value of each Subscription Option Share, and the price paid for each such share, will be equal to the Per Share Value. Committee members shall have the right to subscribe for any Subscription Option Shares not subscribed for by other holders of the Senior Subordinated Notes. In the event any Subscription Option Shares have not otherwise been subscribed for by members of the Committee or other holders of the Senior Subordinated Notes, the New Equity Investors shall subscribe for such shares, in which event the assumed equity value allocable to the holders of the Senior Subordinated Notes will be reduced by the amount of the investment of the New Equity Investors.

         7. Combination with Pinnacle. Upon consummation of the Plan, Pinnacle and Aurora will combine their businesses (the "Merger") based on an assumed equity value of Pinnacle of $190 million and pre-merger equity ownership of Pinnacle of 85.6% by the New Equity Investors and 14.4% by CDM. Accordingly, after giving effect to the Merger and assuming no adjustments pursuant to "Adjustment of Aurora Equity Value", "Cash-Out Option" or "Subscription Option" above, or "Adjustment of Pinnacle Equity Value" below, the fully diluted (subject to further dilution by the Management Equity Arrangements) percentage ownership of the combined company's common stock would be as set forth below:

           ------------------------------------------------------
           New Equity Investors                    49.3%
           ------------------------------------------------------
           Holders of Senior Subordinated Notes    41.9%
           ------------------------------------------------------
           CDM                                      8.8%
           ------------------------------------------------------


         8. Adjustment of Pinnacle Equity Value. This letter of intent assumes an equity value of Pinnacle of $190 million. The parties will agree on the Pinnacle equity value adjustment mechanism.

         9. Due Diligence. Subject to existing confidentiality obligations, as promptly as practicable after the date hereof, (i) the New Equity Investors shall use all commercially reasonable efforts to allow Aurora, the Committee and their respective representatives to conduct a due diligence investigation of the business and affairs of Pinnacle, and shall furnish Aurora, the Committee and their respective representatives with any due diligence report or other due diligence-related correspondence prepared by any New Equity Investor or their advisers, provided that Aurora and the Committee agree that furnishing such reports or correspondence shall not give rise to any liability on the part of the New Equity Investors or their advisers, (ii) Aurora will allow the New Equity Investors, CDM and their respective representatives continued access to the management and auditors of Aurora in order to facilitate the Financing and the financing of the Pinnacle acquisition and (iii) Aurora will cooperate (including by permitting inclusion of its financial statements and obtaining appropriate auditors' consents) in the preparation of the financing arrangements in the acquisition of Pinnacle.

         10. Definitive Agreements. The parties shall promptly commence negotiation in good faith of the Amended SPA and other definitive documentation necessary for the proposed transaction described herein, and shall seek to complete such negotiations as promptly as practicable.

         11. Representations, Warranties and Covenants. The Amended SPA shall contain representations, warranties and covenants in respect of Aurora and Pinnacle comparable in scope to those contained in the Original SPA. The Amended SPA will permit Aurora to release parties from existing standstill agreements. The Amended SPA will include appropriate representations, warranties and covenants of the purchaser.

         12. Conditions. On or prior to the date hereof, the pre-petition bank lenders of Aurora will have waived any fees payable to them in excess of the $15 million Bank Fees, subject to the transactions contemplated by this letter of intent closing no later than March 31, 2004. Prior to the signing of the Amended SPA, Aurora and the Committee shall have satisfactorily completed their due diligence investigation of Pinnacle. The Amended SPA shall include as conditions to closing (a) the conditions set forth in the Original SPA; (b) the consummation of the acquisition of Pinnacle by the New Equity Investors and CDM; and (c) completion of the Financing on market terms reasonably satisfactory to the New Equity Investors and the Committee. The Committee will not support the inclusion in any Plan of releases from liability for the benefit of Aurora's current directors or current private equity investors.

         13. Governance. It is agreed that the New Equity Investors and CDM will control the governance of the combined companies. The parties will enter into a stockholders agreement and/or agree upon charter provisions providing for appropriate board representation, provisions preventing dilution of minority rights, liquidity protection for minority stockholders, tag-along and drag-along rights, transfer restrictions, preemptive rights, registration rights and restrictions on affiliate transactions.

         14. Structure of Reorganization. The parties will explore the most beneficial structure for the Merger, including a structure that provides for the equity investments and debt restructuring to occur following the Merger. Depending on the structure of the Merger, references to "common stock" in this letter of intent shall include equity interests in a limited partnership or limited liability company, as applicable.

         15. Indication of Interest. Other than paragraphs 16, 17 and 18 below, which shall be binding obligations of the parties hereto, this letter of intent is not intended to, and shall not, create a binding agreement but instead is intended to document the desire of the parties to continue discussions that may at some future date lead to such an agreement. Other than paragraphs 16, 17, and 18 below, no party shall be bound hereby in any way until a definitive agreement has been executed. Each party reserves the right to terminate any and all discussions with the other parties at any time prior to the execution of a definitive agreement.

         16. Exclusivity. For a period of 30 days from the date hereof, the members of the Committee shall not (and shall cause its advisors and representatives not to), directly or indirectly, solicit, initiate, facilitate (including by way of furnishing information), assist, encourage or participate in any discussions or negotiations regarding the submission of any Alternative Proposal or Stand Alone Proposal (as such terms are defined in the Original
SPA). Nothing contained in this paragraph 16 shall restrict Aurora's ability to act in a manner consistent with Section 5.3 of the Original SPA.

         17. Acknowledgement. Childs hereby acknowledges and agrees that negotiation, execution and delivery by Aurora of this letter of intent and the Amended SPA and the discussions, negotiations and due diligence meetings conducted by Aurora with JPMP and/or CDM and/or the Committee and their respective Representatives (as defined in the Original SPA) regarding a potential transaction involving Pinnacle, in and of themselves, do not (a) violate or conflict with Section 5.3 of the Original SPA, (b) provide Childs with a right to terminate the Original SPA pursuant to Section 8.1 thereof or
(c) entitle Childs to receive a Termination Payment or a payment of Reimbursable Expenses (each as defined in the Original SPA) pursuant to Section 8.2(a) or
Section 8.2(b) of the Original SPA, respectively.

         18. Governing Law. This letter of intent shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require the application of the law of another jurisdiction.

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


                                         THE INFORMAL BONDHOLDER
                                         COMMITTEE OF AURORA FOODS, INC.

                                         OAKTREE CAPITAL MANAGEMENT,
                                         LLC, as general partner and
                                         investment manager of
                                         certain funds and accounts
                                         it manages


                                         By: /s/ Lowell W. Hill
                                               --------------------------------
                                               Name:  Lowell W. Hill
                                               Title:


                                         By:  /s/ Kenneth Liang
                                               --------------------------------
                                               Name:  Kenneth Liang
                                               Title:


                                         PEQUOT CAPITAL MANAGEMENT,
                                         INC. (on behalf of certain funds and
                                         managed accounts)


                                         By: /s/ Richard Joslin
                                             --------------------------------
                                             Name:  Richard Joslin
                                             Title: Principal/Chief
                                                    Accounting Officer


                                         LEHMAN BROTHERS, INC.


                                         By: /s/ James P. Seery, Jr.
                                             --------------------------------
                                             Name:  James P. Seery, Jr.
                                             Title: SVP


                                         AURORA FOODS INC.


                                         By: /s/ Dale Morrison
                                             --------------------------------
                                            Name:  Dale Morrison
                                            Title: Chairman


                                         J.P. MORGAN PARTNERS LLC


                                         By: /s/ Stephen P. Murray
                                             --------------------------------
                                             Name:  Stephen P. Murray
                                             Title: Partner


                                         J.W. CHILDS EQUITY PARTNERS III, L.P.


                                         By: /s/ Adam Suttin
                                            ---------------------------------
                                            Name:  Adam Suttin
                                            Title: Vice President


                                         C. DEAN METROPOULOS AND CO.


                                         By: /s/ C. Dean Metropoulos
                                            ---------------------------------
                                            Name:  C. Dean Metropoulos
                                            Title: President